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                                                                    Exhibit 99.1

                             GREAT PLAINS SOFTWARE, INC.
                            Quarterly Report on Form 10-Q
                                  November 30, 1998


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

The Private Securities Litigation Reform Act of 1995 provides public companies with a "safe harbor" from liability for forward-looking statements if those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The Company hereby identifies the following important factors which could cause the Company's actual results to differ materially from those contained in any forward-looking statement made by the Company from time to time in any report, proxy statement, registration statement or other written communication or in oral forward-looking statements made from time to time by the Company's offices or agents.

RELIANCE ON PARTNER DISTRIBUTION CHANNEL

    We do not maintain a direct sales force; rather, we rely exclusively on our Partner network to sell our solutions. We cannot assure you that our Partners will aggressively market our products and services or will maintain their relationship with us. Our failure to maintain these relationships and to develop new Partner relationships in the future could have a material adverse effect on our business.

    Our ability to achieve significant future revenue growth will depend in large part on adding new Partners, leveraging our relationships with existing Partners and our Partners' ability to implement their growth plans. We cannot assure you that either we or our Partners will be able to achieve these goals. Our inability or our Partners' inability to do so could have a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE

    Our markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer and Partner demands. Our future success will depend on our ability to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' and Partners' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance.

RELIANCE ON MICROSOFT TECHNOLOGY

    Our software products are designed for Microsoft technologies, including Windows NT and SQL Server. In addition, our products utilize other Microsoft technologies, including Visual Basic for Applications and Site Server. Although we believe that Microsoft technologies will continue to be widely utilized by Midmarket businesses, we cannot assure you that Midmarket businesses will adopt such technologies as anticipated or will not in the future migrate to other computing platforms or technologies that we do not currently support. Moreover, our strategy requires that our products and technologies continue to be compatible with new developments in Microsoft's technologies.

THE NEED TO MANAGE GROWTH

    Our growth has resulted in increased responsibilities placed upon our management and has placed added pressures on our internal systems. Continued growth will require us to implement additional systems and controls and to expand, train and manage a larger workforce. We cannot assure you that the systems and management skills currently in place will be adequate if we continue to grow. In addition, from time to time we may acquire businesses, products, services and technologies that are


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complementary to ours, or that allow us to enter into new markets. Such acquisitions would place additional demands upon our management. See "Business -- Employees" and "Management -- Executive Officers and Directors."

COMPETITION

    The market for business management solution software is highly competitive. We expect this competition to intensify, particularly in the Midmarket.

    In the United States, Dynamics C/S+ (our product for larger Midmarket businesses) competes with products from Platinum Software and other companies, and Dynamics (our product for smaller Midmarket businesses) competes with products from Solomon Software, Sage (State of the Art), Macola and other companies. In Canada, we face competition in the Midmarket from these companies and from others including Computer Associates International. Outside North America, we face a number of competitors, several of which have significant market share in their home markets. We also face competition from providers of industry-specific applications as well as indirect competition from in-house, customer-developed financial management applications.

    In the manufacturing market, we face a number of North American competitors, including Symix, Fourth Shift, Platinum/Dataworks, QAD and J. D. Edwards. Outside North America, we face these and other competitors, several of which have extensive market share in their home markets.

    In the human resources/payroll market, we face competition in North America from Best Software, Opus Software, Ultimate Software, Spectrum Software and from outsourced service providers such as ADP, Ceridian, PayChex and Powerpay.

    In the field service and depot repair market, we face competition in North America from Astea, Clarify and Vantive.

    In addition, SAP, PeopleSoft, Baan, Oracle and J.D. Edwards, which generally focus on companies with revenue above our target market, have announced Midmarket strategies. Competition from these businesses will likely intensify in the future.

    Many of our competitors have greater financial, marketing and technical resources than we do. We cannot assure you that we will continue to compete successfully against these companies.

RELIANCE ON THIRD-PARTY SUPPLIERS

    Some of our products utilize software licensed to us by independent, third-party software developers. For example, we rely on third parties for our primary reporting tool, for our Integration Manager, and for our Service Management Series. Although we believe that there are alternatives for most of these products, any significant interruption in the supply of such third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by key third-party products. In addition, we depend on these third parties to enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and rapid technological change. We cannot assure you that we would be able to replace the functionality provided by third-party software if that software becomes obsolete or incompatible with future versions of our products, or otherwise is not adequately maintained or updated. Any failure of key third-party solutions could have a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR INVESTMENTS

    We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment


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candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we acquire a company, we may have difficulty assimilating its personnel and operations into our operations. In addition, its key personnel may decide not to work for us. We may also have difficulty in assimilating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders.

QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATION

    Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. Most of our quarterly revenue results from orders booked in that quarter. We establish expenditure levels based on our expectation for future revenue. If revenue levels are below expectation, expenses could be disproportionately high. As a result, a drop in near term demand could significantly affect both revenue and profits in any quarter. In the future, our operating results may fluctuate for this reason or as a result of a number of other factors, including:

    - increased expenses

    - timing of product releases

    - increased competition

    - variations in the mix of sales

    - announcements of new products by us or by our competitors

    - capital spending patterns of our Partners and customers

As a result, we cannot assure you that we will be able to maintain profitability on an annual or quarterly basis.

    Our business has experienced and may continue to experience seasonality. Specifically, we have traditionally recognized a greater percentage of our revenue and operating income in the fourth fiscal quarter than in any of the first three fiscal quarters and historically, to a lesser extent, reduced license revenue in the first fiscal quarter. Although we have taken significant steps to reduce revenue fluctuations, we expect some seasonality to continue.

    We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as significant indicators of future performance. It is possible that in some future quarters our operating results will fall below our expectations or those of market analysts and investors. In such event, the price of our Common Stock would likely decrease.

DEPENDENCE ON KEY PERSONNEL

    Our future success depends to a significant extent on our executive officers and certain technical, managerial, sales, service and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, results of operations and financial condition.

    Competition for qualified personnel in the software industry remains intense. Our future success will depend in large part on our ability to attract and retain qualified employees. We cannot assure you that we will be able to do so.


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CONTINUING DECLINE IN SALES OF DOS- AND MACINTOSH-BASED PRODUCTS

    We have shifted our product focus from a DOS, Macintosh and local area network (LAN) product, Great Plains Accounting, to our Dynamics C/S+ and Dynamics products which are based on Windows NT and client/server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based solutions, our revenues from our Great Plains Accounting product have declined and are expected to decline in the future. We cannot assure you that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the results of our operations and our financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS AND RISK OF INFRINGEMENT

    We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions to protect our intellectual property rights. We cannot assure you that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

    We have no patents. Existing copyright and trademark laws afford only limited protection for our intellectual property rights and will not protect such rights if competitors independently develop similar products. While we license the Dynamics C/S+ product under signed license agreements, Dynamics and Great Plains Accounting are licensed under "shrink wrap" licenses not signed by the licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries where we sell products do not protect our products and intellectual property rights to the same extent as the laws of the United States.

    Although we have never been the subject of a material intellectual property dispute, we cannot assure you that a third party will not assert that our technology violates its intellectual property rights. As the number of software products in our target markets increases and the functionality of these products further overlap, we believe that all software developers may become increasingly subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertions will not require us to enter into royalty arrangements that could be costly.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    We have operations in a number of international markets. We intend to continue to expand our international operations and our international sales and marketing efforts.

    Currently, we operate subsidiaries in Canada, the United Kingdom, Scandinavia, South Africa, Singapore and Australia. We also maintain exclusive distribution agreements with international distribution Partners in Germany, Poland, the Czech Republic, the Benelux Countries, Portugal, Latin America and the Middle East. As a result of the royalty structure for our international Partner network, our gross margin on international sales through our international distribution Partners is generally lower than our gross margin on sales in the United States.

    Our international business remains subject to many risks, including:

    - local economic and market conditions

    - political and economic instability

    - difficulties in enforcing intellectual property and contract rights

    - difficulties in tailoring our products to fit local accounting principles, rules, regulations, language, tax codes and customs


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    - fluctuations in currency exchange rates

    - difficulties and costs of staffing and managing foreign operations

    - the need for compliance with a wide variety of foreign and United States export regulations

These risks may materially and adversely affect our business, results of operations or financial condition.

YEAR 2000 RISKS

    Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many businesses and government agencies will need to be upgraded or replaced in order to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    Our current products are Year 2000 compliant. Even though our current products are Year 2000 compliant, we cannot assure you that Midmarket businesses will have sufficient resources available to acquire new systems such as ours because they may be diverting resources to assess and fix internal systems that may not be Year 2000 compliant.

    We have reviewed our own information technology and other technology systems to assess and remediate any Year 2000 problems. While the amount of remediation work required to address Year 2000 problems is not expected to be extensive and while we have received assurances from our major suppliers that they are addressing the Year 2000 issue, we cannot assure you our internal systems will function properly in the Year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

VOLATILITY OF STOCK PRICE

    The market price of our Common Stock has fluctuated in the past and is likely to continue to be volatile and could be subject to wide fluctuation. The stock market in general has experienced price and volume fluctuations and this has been especially true of the technology sector. Investors may be unable to sell their shares of our Common Stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were sued, we could incur substantial costs and our management's attention and resources could be diverted. See "Price Range of Common Stock."

SUBSTANTIAL INFLUENCE BY OFFICERS AND DIRECTORS

    We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 33% of our outstanding Common Stock following the completion of this offering. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Great Plains. See "Management" and "Principal and Selling Shareholders."

BROAD DISCRETION IN USE OF PROCEEDS

    Our management can spend or invest the proceeds from this offering in ways with which the shareholders may not agree. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

    Provisions of our articles of incorporation, amended by-laws and Minnesota law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our shareholders.